Exhibit 99.1

Willis Group Reports First Quarter 2009 Results

NEW YORK--(BUSINESS WIRE)--April 29, 2009--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today reported results for the quarter ended March 31, 2009. Highlights of the first quarter include:

  Reported earnings per diluted share from continuing operations of $1.15 (adjusted $1.16)
  Adjusted earnings per diluted share from continuing operations of $1.30, excluding year-on-year foreign exchange impact
  19 percent reported growth in commissions and fees
  2 percent organic growth in commissions and fees; International and Global segments each with 5 percent growth
  Reported operating margin of 29.5 percent; adjusted operating margin of 29.8 percent
  Interim bridge facility reduced to $103 million at March 31, 2009

“We continue to deliver solid financial results in the face of global economic and financial headwinds, despite an ongoing soft insurance market,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings. “Our revenue growth reflects the strength of our geographic and business line diversity and our earnings and operating margin demonstrate our ability to manage the expense base through these difficult times.

“We remain focused on top line growth while relentlessly managing costs through our Right Sizing Willis initiative and the integration of HRH,” Plumeri added. “We have overcome various headwinds to our adjusted operating margin, including lower investment income, higher pension expense, dilution from the HRH acquisition, higher severance expense and unfavorable foreign currency impact in the quarter. These factors combined had an unfavorable impact of over 900 basis points, yet we were still able to deliver an adjusted operating margin of close to 30 percent in the first quarter of 2009.”

Financial Results

Reported net income from continuing operations for the quarter ended March 31, 2009 was $192 million, or $1.15 per diluted share, compared with $166 million, or $1.16 per diluted share, in the same period a year ago. Reported first quarter net income was significantly affected by the acquisition of Hilb Rogal & Hobbs Company (HRH), certain other non-operating items and foreign currency translation.

Excluding certain items, which are reviewed in detail in this release, adjusted earnings per diluted share from continuing operations were $1.16 in the first quarter of 2009 compared with $1.32 in the first quarter of 2008, a decrease of 12 percent. The results for the first quarter of 2009 were also significantly impacted by foreign currency translation, which reduced earnings per diluted share by $0.14 compared with the first quarter of 2008. This was primarily the result of the significant strengthening of the US dollar relative to the Euro.

Total reported revenues for the quarter ended March 31, 2009 were $930 million compared with $795 million for the same period last year, an increase of 17 percent. This increase was primarily due to the HRH acquisition. The effect of foreign currency decreased reported revenues by 12 percent.

Organic growth in commissions and fees was 2 percent in the first quarter of 2009 compared with the first quarter of 2008. This growth reflected net new business won of 7 percent offset, by a negative 5 percent impact from declining premium rates and other market factors, such as higher commission rates, changes in insured values and changes in limits and exposures. Continued strong client retention levels and momentum from Shaping our Future growth initiatives, such as Shaping our Future Marketing and Client Profitability, also contributed to organic growth.

The International business segment contributed 5 percent organic growth in commissions and fees in the first quarter of 2009 compared with the same period in 2008. This growth came from steady net new business and continued traction from Shaping our Future growth initiatives, which more than offset the soft rate environment. Latin America, Asia and Europe performed well, especially Spain, Denmark and Russia.

The North America segment reported a 5 percent decline in organic commissions and fees compared with the first quarter of 2008, reflecting soft insurance market conditions, the ongoing focus on the integration of HRH, as well as increased weakness in the US economy, which has especially impacted the US Construction and Financial Institutions practices. The operating margin in North America expanded to 24.9 percent in the first quarter of 2009 as a result of HRH integration synergies and management of the cost base.

The Global segment, which comprises Global Specialties and Reinsurance, recorded 5 percent organic growth in commissions and fees in the first quarter of 2009 compared with the first quarter of 2008. Global Specialties had positive organic growth in commissions and fees across many specialty businesses, with especially strong growth in Marine, Energy and Construction, while Reinsurance benefited from strong net new business as well as a stabilizing rate environment to drive strong positive organic growth.

Reported operating margin was 29.5 percent for the quarter ended March 31, 2009 compared with 28.3 percent for the same period last year. Excluding certain items, adjusted operating margin was 29.8 percent for the quarter ended March 31, 2009 compared with 32.5 percent a year ago. Operating margin faced significant financial headwinds that were tempered by good underlying business performance and benefits from the ongoing expense review. The decline in the adjusted operating margin reflected dilution from the HRH acquisition (410 basis points), higher pension expense (220 basis points), higher severance expense (180 basis points), lower investment income (70 basis points) and unfavorable foreign currency impact (40 basis points).

Salaries and benefits were $480 million, or 51.6 percent of total revenue, in the first quarter of 2009 compared with $411 million, or 51.7 percent, in the first quarter of 2008. On an adjusted basis, salaries and benefits were $479 million, or 51.5 percent of revenues, in the first quarter of 2009 compared with $396 million, or 49.8 percent, in the first quarter of 2008. The increase in salaries and benefits on an adjusted basis reflected the acquisition of HRH, higher pension expense ($20 million) and higher severance expense ($15 million), tempered by diligent expense management and favorable foreign currency.

Other operating expenses were $138 million, or 14.8 percent of total revenues, in the first quarter of 2009 compared with $149 million, or 18.7 percent, in the first quarter of 2008. On an adjusted basis, other operating expenses in the first quarter of 2009 were $136 million, or 14.6 percent of revenues compared with $131 million, or 16.5 percent of revenues in the first quarter of 2008. The increase in other expenses on an adjusted basis reflects the acquisition of HRH, partially offset by synergies and cost savings from diligent cost management, which resulted in an improvement in the other expenses to revenues ratio.

Tax

The effective underlying tax rate for the quarter ended March 31, 2009 was 26 percent, the same as the 2008 full year rate.

Discontinued Operations

Income from discontinued operations, net of tax was $1 million, or $0.01 per diluted share, in the first quarter of 2009. Subsequent to the first quarter, the Company entered into an agreement to dispose of Bliss & Glennon, its US-based wholesale insurance operation. Consequently, Bliss & Glennon’s assets and liabilities have been classified as held-for-sale and their results reported as discontinued operations for the quarter. The transaction was finalized in April 2009 for net proceeds of $39 million. No net gain or loss was recognized relating to this transaction.

Capital

The Board of Directors declared a regular quarterly cash dividend on the Company’s common stock of $0.26 per share, or an annual rate of $1.04 per share. The dividend is payable on July 13, 2009 to shareholders of record on June 30, 2009.

As of March 31, 2009, cash and cash equivalents totaled $147 million and total debt was $2.654 billion. Total stockholders’ equity was $2.086 billion.

Conclusion

“We’re off to a good start in 2009 in an environment with significant economic and financial headwinds,” Plumeri said. “Our priorities for 2009 remain the same: focus on growth with continued execution of Shaping our Future, the integration of HRH and our ongoing expense review to right size Willis for the current environment. With long-term capital in place, we continue to strengthen the balance sheet and enhance our financial flexibility.”

Conference Call and Web Cast

A conference call to discuss the first quarter 2009 results will be held on Thursday, April 30, 2009, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (domestic) or +1 (210) 795-1098 (international) with a pass code of “Willis Q1”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through May 30, 2009 at 11:59 PM Eastern Time, by calling (866) 360-8717 (domestic) or +1 (203) 369-0181 (international) with no pass code, or by accessing the website.

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 20,000 Associates serving clients in some 190 countries. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect or anticipate may occur in the future, including such things as the potential benefits of the business combination transaction involving Willis and HRH, our outlook and guidance regarding future adjusted operating margin and adjusted earnings per diluted share, future capital expenditures, expected growth in commissions and fees, business strategies, competitive strengths, goals, the anticipated benefits of new initiatives, growth of our business and operations, plans, and references to future successes are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

  our ability to achieve the expected cost savings, synergies and other strategic benefits as a result of the acquisition of HRH or the amount of time it may take to achieve such cost savings, synergies and benefits expected to be realized as a result of the integration of HRH with our operations, our ability to continue to manage our indebtedness,
  our ability to implement and realize anticipated benefits of the Shaping our Future initiative and other new initiatives, our ability to retain existing clients and attract new business, and our ability to retain key employees, changes in commercial property and casualty markets, or changes in premiums and availability of insurance products due to a catastrophic event such as a hurricane, volatility or declines in other insurance markets and the premiums on which our commissions are based, impact of competition,
  the impact of insolvencies of clients or insurance companies resulting from an economic downturn, the timing or ability to carry out share repurchases or take other steps to manage our capital and limitations in our long-term debt agreements that may restrict our ability to take these actions, a significant decline in the value of investments that fund our pension plans or changes in our pension plan funding obligations, fluctuations in exchange and interest rates that could affect expenses and revenue, rating agency actions that could inhibit ability to borrow funds or the pricing thereof, domestic and foreign legislative and regulatory changes affecting both our ability to operate and client demand, potential costs and difficulties in complying with a wide variety of foreign laws and regulations, given the global scope of our operations, the impact of current financial market conditions on the results of our operations and financial condition, changes in the tax or accounting treatment of our operations, our exposure to potential liabilities arising from errors and omissions claims against us, the results of regulatory investigations, legal proceedings and other contingencies, and the timing of any exercise of put and call arrangements with associated companies.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors see also Part I, Item 1A ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2008. Copies of the 10-K are available online at http://www.sec.gov or on request from the Company.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

This press release includes supplemental financial information which may contain references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our generally accepted accounting principles (GAAP) information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated income statements for the three months ended March 31, 2009 and balance sheet as at that date.

WILLIS GROUP HOLDINGS LIMITED
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in millions, except per share data)
(unaudited)

	Three months ended March 31,
	2009	2008
Revenues
Commissions and fees	$ 915	$ 772
Investment income	13	22
Other income	2	1
Total revenues	930	795
Expenses
Salaries and benefits	480	411
Other operating expenses	138	149
Depreciation expense	14	13
Amortization of intangible assets	24	3
Net gain on disposal of London headquarters	-	(6)
Total expenses	656	570
Operating Income	274	225
Interest expense	38	16
Income from Continuing Operations before Income Taxes and Interest in
Earnings of Associates	236	209
Income taxes	62	60
Income from Continuing Operations before Interest in Earnings of Associates	174	149
Interest in earnings of associates, net of tax	26	26
Income from Continuing Operations	200	175
Discontinued Operations, net of tax	1	-
Net Income	201	175
Net income attributable to noncontrolling interests	(8)	(9)
Net Income attributable to Willis Group Holdings Limited	$ 193	$ 166

WILLIS GROUP HOLDINGS LIMITED
CONDENSED CONSOLIDATED INCOME STATEMENTS (Continued)
(in millions, except per share data)
(unaudited)

	Three months ended March 31,
	2009	2008
Earnings per Share – Basic and Diluted
Basic Earnings per Share:
Continuing Operations	$ 1.15	$ 1.17
Discontinued Operations	0.01	-
Net Income attributable to Willis Group Holdings Limited common
shareholders	$1.16	$1.17
Diluted Earnings per Share:
Continuing Operations	$ 1.15	$ 1.16
Discontinued Operations	0.01	-
Net Income attributable to Willis Group Holdings Limited common
shareholders	$1.16	$1.16
Average Number of Shares Outstanding
- Basic	167	142
- Diluted	167	143

Amounts attributable to Willis Group Holdings Limited common shareholders:
Income from Continuing Operations, net of tax	$ 192	$ 166
Income from Discontinued Operations, net of tax	1	-
Net Income	$ 193	$ 166

WILLIS GROUP HOLDINGS LIMITED
SUMMARY DRAFT BALANCE SHEETS
(in millions) (unaudited)

	March 31, 2009	December 31, 2008
Assets
Cash & cash equivalents	$ 147	$ 176
Fiduciary funds—restricted	1,803	1,854
Short-term investments	17	20
Accounts receivable, net	9,688	9,131
Fixed assets, net	305	312
Goodwill and intangibles, net	3,928	3,957
Investments in associates	293	273
Deferred tax assets	64	76
Pension benefits asset	134	111
Assets held for sale	69	-
Other assets	661	492
Total Assets	$ 17,109	$ 16,402
Liabilities and Stockholders’ Equity
Accounts payable	$ 10,795	$ 10,314
Deferred revenue and accrued expenses	333	471
Deferred tax liabilities	12	21
Income taxes payable	107	18
Short-term debt	174	785
Long-term debt	2,480	1,865
Liability for pension benefits	244	237
Liabilities associated with assets held for sale	29	-
Other liabilities	849	796
Total Liabilities	15,023	14,507
Equity attributable to Willis Group Holdings Limited	2,033	1,845
Noncontrolling interests	53	50
Total Stockholders’ Equity	2,086	1,895
Total Liabilities and Stockholders’ Equity	$ 17,109	$ 16,402

WILLIS GROUP HOLDINGS LIMITED

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions) (unaudited)

1. Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: the impact of foreign currency translation, the first twelve months of net commission and fee revenues generated from acquisitions, and net commission and fee revenues related to operations disposed of in each period presented.

Adjusted operating income and adjusted net income

Our results have been impacted by the charges related to the 2008 expense review and costs associated with the acquisition of HRH, together with net gains/losses on disposal of operations. We believe that excluding these items from operating income and net income as applicable, along with the GAAP measures, provides a more complete and consistent comparative analysis of our results of operations.

2. Analysis of Commissions and Fees

Organic growth in commissions and fees is defined as growth in commissions and fees excluding the impact of foreign currency translation and acquisitions and disposals. The percentage change in reported commissions and fees is the most directly comparable GAAP measure, and the following table reconciles this change to organic growth in commissions and fees by business unit for the three months ended March 31, 2009:

	Three months ended March 31,			Change attributable to
	2009	2008	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees Growth (a)
Global	$275	$277	(1)%	(8)%	2%	5%
North America	371	191	94%	(1)%	100%	(5)%
International	269	304	(12)%	(17)%	0%	5%
Commissions and fees	$915	$772	19%	(11)%	28%	2%
a)	From fourth quarter 2008, we have changed our methodology for the calculation of organic growth in commissions and fees. Previously, organic growth included growth from acquisitions from the date of acquisition. Under the new method, the first twelve months of commissions and fees generated from acquisitions are excluded from organic growth in commissions and fees.

WILLIS GROUP HOLDINGS LIMITED

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions) (unaudited)

3. 2008 Expense Review

In 2008, we conducted a thorough review of all businesses to identify additional opportunities to rationalize the expense base. Consequently, we incurred a pre-tax charge of $33 million ($23 million or $0.16 per diluted share after tax) in the first quarter of 2008 for severance and other costs as analyzed in the following table:

First quarter 2008
Pre-tax
Salaries and benefits - severance (a)	$ 15
Other operating expenses (primarily relating to
property and systems rationalization)	18
$ 33
a)	Severance costs relate to approximately 150 positions which have been eliminated.

4. Adjusted Operating Income

Adjusted operating income is defined as operating income excluding integration costs associated with the acquisition of HRH, net gains/losses on disposal of operations and charges related to the 2008 expense review. Operating income is the most directly comparable GAAP measure, and the following table reconciles adjusted operating income to operating income for the three months ended March 31, 2009 and 2008:

	Three months ended March 31,
	2009	2008	% Change
Operating Income, GAAP basis	$274	$225	22%
Excluding:
HRH integration costs	3	-
Salaries and benefits – severance (a)	-	15
Other operating expenses (primarily relating to
property and systems rationalization)	-	18

Adjusted Operating Income	$277	$258	7%
Operating Margin, GAAP basis, or Operating Income
as a percentage of Total Revenues	(29.5%)	(28.3%)
Adjusted Operating Margin, or Adjusted Operating
Income as a percentage of Total Revenues	(29.8%)	(32.5%)
a)	Severance costs excluded from adjusted operating income in 2008 relate to approximately 150 positions that were eliminated as part of the 2008 expense review. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $16 million in the first quarter 2009 relating to approximately 300 positions ($1 million in first quarter 2008).

WILLIS GROUP HOLDINGS LIMITED

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

5. Adjusted Net Income from Continuing Operations

Adjusted net income is defined as net income from continuing operations excluding integration costs associated with the acquisition of HRH, net gains/losses on disposal of operations and charges related to the 2008 expense review. Net income from continuing operations is the most directly comparable GAAP measure, and the following table reconciles adjusted net income from continuing operations to net income from continuing operations for the three months ended March 31, 2009 and 2008:

	Three months ended March 31,			Per diluted share Three months ended March 31,
	2009	2008	% Change	2009	2008	% Change
Net Income from Continuing
Operations, GAAP basis	$192	$166	16%	$1.15	$1.16	(1)%

Excluding:
HRH integration costs,
net of tax ($1)	2	-		0.01	-
Salaries and benefits – severance,
net of tax ($nil),($5) (a)	-	10		-	0.07
Other operating expenses (primarily
relating to property and systems
rationalization), net of tax
($nil),($5)	-	13		-	0.09

Adjusted Net Income from Continuing
Operations	$194	$189	3%	$1.16	$1.32	(12)%

Diluted shares outstanding, GAAP basis	167	143
a)	Severance costs excluded from net income in 2008 relate to approximately 150 positions that were eliminated as part of the 2008 expense review. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $16 million in first quarter 2009 relating to approximately 300 positions ($1 million in first quarter 2008).

WILLIS GROUP HOLDINGS LIMITED
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

	2008					2009
	Q1	Q2	Q3	Q4	FY	Q1
Revenues
Commissions and fees	$ 772	$ 641	$ 556	$ 782	$2,751	$ 915
Investment income	22	20	22	17	81	13
Other income	1	-	1	-	2	2
Total revenues	795	661	579	799	2,834	930
Expenses
Salaries and benefits	411	428	359	444	1,642	480
Other operating expenses	149	141	131	184	605	138
Depreciation expense	13	14	14	13	54	14
Amortization of intangible
Assets	(3)	(3)	(6)	24	36	24
Net (gain) / loss on disposal of
London headquarters	(6)	(2)	-	1	(7)	-
Net loss / (gain) on disposal of operations	-	-	3	(3)	-	-
Total expenses	570	584	513	663	2,330	656
Operating Income	225	77	66	136	504	274
Interest expense	16	21	32	36	105	38

Income from Continuing Operations before Income
Taxes and Interest in Earnings of Associates	(209)	(56)	(34)	(100)	(399)	(236)
Income taxes	60	12	2	23	97	62

Income from Continuing Operations before
Interest in Earnings of Associates	(149)	(44)	(32)	(77)	(302)	(174)
Interest in earnings of associates, net of tax	26	(3)	6	(7)	22	26
Income from Continuing Operations	175	41	38	70	324	200
Discontinued Operations, net of tax	-	-	-	-	-	1
Net Income	175	41	38	70	324	201
Net income attributable to noncontrolling
interests	(9)	(2)	(2)	(8)	(21)	(8)
Net Income attributable to Willis Group
Holdings Limited	$166	$39	$36	$62	$303	$193

Diluted Earnings per Share
- Continuing Operations	$1.16	$0.27	$0.25	$0.37	$2.05	$1.15
- Discontinued Operations	-	-	-	-	-	0.01
Net Income attributable to Willis Group
Holdings Limited common shareholders	$1.16	$0.27	$0.25	$0.37	$2.05	$1.16
Average Number of Shares Outstanding
- Diluted	143	142	142	167	148	167

WILLIS GROUP HOLDINGS LIMITED
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions) (unaudited)

	2008					2009
	Q1	Q2	Q3	Q4	FY	Q1
Commissions and Fees
Global	$ 277	$ 191	$ 159	$ 157	$ 784	$ 275
North America	191	193	175	353	912	371
International	304	257	222	272	1,055	269
Total Commissions and Fees	$ 772	$ 641	$ 556	$ 782	$2,751	$ 915

Total Revenues
Global	$ 285	$ 199	$ 167	$ 163	$ 814	$ 278
North America	196	197	179	357	929	377
International	314	265	233	279	1,091	275
Total Revenues	$ 795	$ 661	$ 579	$ 799	$2,834	$ 930

Operating Income (c)
Global	$ 132	$ 60	$ 29	$ 19	$ 240	$ 127
North America	27	31	18	67	143	94
International	104	57	38	107	306	96
Corporate and Other (a) (b)	(38)	(71)	(19)	(57)	(185)	(43)
Total Operating Income	$ 225	$ 77	$ 66	$ 136	$ 504	$ 274

Organic Commissions and Fees Growth
Global	2%	0%	(2)%	9%	2%	5%
North America	3%	(1)%	(2)%	(4)%	(1)%	(5)%
International	5%	10%	10%	11%	9%	5%
Total Organic Commissions and Fees Growth	3%	3%	2%	6%	4%	2%

Operating Margin (c)
Global	46.3%	30.2%	17.4%	11.7%	29.5%	45.7%
North America	13.8%	15.7%	10.1%	18.8%	15.4%	24.9%
International	33.1%	21.5%	16.3%	38.4%	28.0%	34.9%
Total Operating Margin	28.3%	11.6%	11.4%	17.0%	17.8%	29.5%

(a)	Corporate and Other includes the costs of the holding company, foreign exchange hedging activities and foreign exchange on the UK pension plan asset, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, integration costs associated with the acquisition of HRH and 2008 expense review costs.
(b)	The Company does not hold business segment management accountable for managing foreign exchange exposure on the retranslation of the UK pension plan asset. Historically, a relatively stable exchange rate environment had led to foreign exchange on the UK pension plan asset having no material impact on segment operating income and margin. However, following significant exchange rate movements in 2008, the Company decided that, effective October 1, 2008, foreign exchange on the pension plan asset would be excluded from segment operating income and reported within Corporate and Other.
(c)	Prior periods restated to conform to current period presentation.

CONTACT:
Willis Group Holdings Limited
Investors:
Kerry K. Calaiaro, 212-915-8084
kerry.calaiaro@willis.com
or
Media:
Valerie Di Maria, 212-915-8272
valerie.dimaria@willis.com
or
Will Thoretz, 212-915-8251
will.thoretz@willis.com